Exhibit 23.

                               Accountant's Consent

  The Board of Directors
  American Ash Recycling Corp.
       Of Tennessee:

  We consent to the inclusion of our report dated March 12, 1996, with respect to the balance sheets of American Ash Recycling Corp. of Tennessee as of December 31, 1995 and 1994, and the related statements of operations, shareholder s equity, and cash flows for the years then ended, which report appears in the Form 8-KA of KTI, Inc. Dated May 28, 1996.

  KPMG Peat Marwick LLP


  /s/ KPMG Peat Marwick LLP
  Jacksonville, Florida
  May 29, 1996